Exhibit 99.1

PRESS RELEASE

SOLTERA LAUNCHES EXPLORATION PROGRAMME AIMED AT MAJOR EL TORNO GOLD TARGETS

Jujuy, Argentina – October 31, 2011 - Dr. Fabio Montanari, President and CEO of Soltera Mining Corp. (OTC: SLTA.PK; Frankfurt: SN7) (www.solteramining.com) is pleased to announce that the company is commencing a field program of geological mapping, sampling and geophysical surveying aimed at the major El Torno gold targets:  the large gold-bearing vein systems that cross the license area, and the potential open-pit areas with dispersed gold.

Both the vein and potential open-pit targets were outlined by Soltera geochemical surveys in 2008 and these were followed by a small reconnaissance sampling programme earlier this year that produced excellent results including a 1.5 meter channel sample with more than 10 ounces of gold per tonne.  The new geological survey will extend along the full length of the main vein system and will include sampling both the veins and the country rocks.  It will also cover the broad and strong geochemical gold anomalies that occur up to 2 km away from the vein system. The geophysical survey will be concentrated on the main parts of the vein system.

The work is aimed at detecting surface expressions of vein gold mineralization, testing the strongly gold anomalous areas of country rock identified during the earlier geochemical surveys, interpreting the geology, and providing a basis for drill programs to test the main gold targets.  It is anticipated that the mapping and sampling program will take about three months to complete with another two months for the contract laboratory to finalize the analyses.  Two geologists have arrived in Argentina from Italy and will commence field work later this week.  Geophysical contractors are being contacted.

Soltera is also preparing a full set of outstanding quarterly and annual accounts for submission to the SEC and the British Columbian authorities with the objective of having the ‘caveat emptor’ removed as quickly as possible.  The delay in submitting these accounts has been due to lack of available funding.

On an administrative note, Soltera has changed its registered office address from London to: Soltera Mining Corp., 20801 Biscayne Blvd., 4th Floor, Aventura FL 33180, USA.  This is more convenient for contact with Soltera personnel and is appropriate for a company registered in the USA.

Goldlake Italia S.p.A. has agreed to support this first phase of Soltera’s operations through the Goldlake-Soltera Capital Increase Agreement of 9th June 2010.  Under the terms of this agreement, Goldlake has to date invested a total of US$1,500,000 in return for shares at US$0.10 per share with each share carrying two warrants to subscribe for shares at US$0.15.  Goldlake now has the option to invest up to US$4,500,000 into Soltera by using the warrants to subscribe for shares at US$0.15.

About Soltera Mining Corp.

Soltera Mining Corp. is an exploration company that is concentrating on the major El Torno gold project in northern Argentina. El Torno is a 78 km(2) area that has potential for world-class gold deposits of two types; vein gold in a very large quartz vein system that extends intermittently north-south for 14 km and has been worked underground in the past, and dispersed gold in suites of small veins and stockworks that are separate from the main system and appear to be major open-pit targets.

For more information, please visit the Soltera website at www.solteramining.com and the Goldlake website: www.goldlake.co.uk.

FOR FURTHER INFORMATION PLEASE CONTACT:

Soltera Mining Corp.
Fabio Montanari
President/CEO
1-888-768-5552
info@solteramining.com
www.solteramining.com

Safe Harbor Statement: Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Information or opinions in this document are presented solely for informative purposes and are not intended nor should be construed as investment advice. We encourage you to carefully review the Company with your investment advisor and verify any information that is important to your investment decision.